Exhibit 99.1

Veracyte Announces Third Quarter 2017 Financial Results

Reports Revenue of $17.5 Million for the Third Quarter 2017
Highlights Business Progress
Conference Call and Webcast Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., November 6, 2017 --- Veracyte, Inc. (NASDAQ: VCYT) today announced financial results for the third quarter ended September 30, 2017 and provided an update on recent business progress. For the third quarter of 2017, revenue was $17.5 million, compared to $18.6 million for the third quarter of 2016. Excluding the impact of cash collections for tests performed prior to July 1, 2016, accrued revenue increased 24%. Genomic test volume was 6,533, an increase of 14%, compared to the same period in 2016.

“We delivered a solid performance this quarter in which we grew our genomic test volume, despite the impact of the hurricanes in key markets, further expanded reimbursement and booked our first Percepta revenue,” said Bonnie Anderson, Veracyte's chairman and chief executive officer. “We believe our strong foundation to drive revenue growth is in place and we are encouraged by the increased momentum we began to see towards the end of the quarter. This included the increase in new Afirma Genomic Sequencing Classifier (GSC) accounts, adoption of Afirma GSC by Quest/Ameripath physicians and an expanded sales force in place.”

Third Quarter 2017 Financial Results
For the three-month period ended September 30, 2017, as compared to the third quarter of 2016:

•
Revenue was $17.5 million, a decline of 6%. Revenue accrued for tests performed in the current year quarter increased 24%, offset by the impact of higher cash collections in the prior year quarter for tests performed prior to July 1, 2016;

•	Genomic Test Volume was 6,533, an increase of 14%;

•	Operating Expenses were $23.9 million, an increase of 2%;

•	Net Loss and Comprehensive Loss was $7.0 million, an increase of 25%;

•	Net Loss Per Common Share was $0.21 compared to $0.20;

•	Cash Burn, defined as net cash used in operating activities and net capital expenditures, was $5.8 million, an improvement of 23%; and

•	Cash and Cash Equivalents was $41.2 million at September 30, 2017.
Year-to-Date 2017 Financial Results
For the nine-month period ended September 30, 2017, as compared to the prior year period of 2016:

•	Revenue was $52.4 million, an increase of 12%;

•	Genomic Test Volume was 18,873, an increase of 12%;

•	Operating Expenses were $72.9 million, an increase of 1%;

•	Net Loss and Comprehensive Loss was $22.6 million, an improvement of 16%;

•	Net Loss Per Common Share was $0.67, an improvement of 31% from $0.97; and

•	Cash Burn was $19.1 million, an improvement of 31%.

Subsequent Events

•
In November 2017, the Company closed a $35 million senior secured credit facility, consisting of a $25 million term loan and a $10 million asset-based revolving line of credit to refinance its existing $25 million credit facility, reducing the current variable interest rate by over 50% and providing additional liquidity through a new revolving line of credit. The Company paid a $1.5 million exit fee at the close to its prior lender.

•
In October 2017, the Company amended and restated its Thyroid Cytopathology Partners (TCP) agreement. In return for lower fees, the Company agreed to extend the term for five years and to pay $1.75 million to Pathology Resource Consultants, TCP’s previous management company, over eight quarters. Based on current volumes, the Company believes the amendment will be immediately accretive to earnings as well as cash burn.

Third Quarter 2017 and Recent Business Highlights
Commercial Achievements:

•	Gained 100 new accounts for our next-generation Afirma GSC and continued to transition existing accounts.

•	Grew genomic test volume by 14% in the third quarter of 2017, compared to the third quarter of 2016.

•	Generated our first commercial revenue for the Percepta Bronchial Genomic Classifier and expanded its use to over 70 institutions.

•	Launched the Screen Together awareness campaign with the Lung Cancer Initiative of North Carolina to increase lung cancer screening awareness among high-risk people.

Reimbursement Progress:

•
Increased contracted lives for the Afirma classifier by 13 million through the execution of five new contracts, including four Blues plans. This brings the total number of contracted lives for the test to 176 million and increases from last quarter the number of contracted Blues lives by 35% to 45 million.

•
Received preliminary 2018 Medicare pricing indicating that the Afirma classifier price will increase from $3,220 to $3,600. Pending a public comment period, the final rates are scheduled to begin January 1, 2018, as part of the Protecting Access to Medicare Act of 2014 (PAMA).

Clinical Evidence Development:

•
Presented data from five studies (two oral and three poster presentations) highlighting the Afirma GSC’s advances in informing both benign and cancerous subtypes of thyroid nodules at the 87th Annual Meeting of the American Thyroid Association (ATA).

•
Delivered podium presentation of clinical utility data for the Percepta classifier at the CHEST Annual Meeting. Findings showed that the use of Percepta reduces the number of invasive procedures by 50% in patients whom the test classifies as low-risk for lung cancer following an inconclusive bronchoscopy result.

•	Received acceptance of an abstract demonstrating clinical utility of the Envisia Genomic Classifier in the diagnosis of idiopathic pulmonary fibrosis for presentation at the PFF Summit in November.

2017 Financial Outlook
Veracyte is adjusting its 2017 annual revenue guidance to $71 to $72 million and narrowing the range of its annual cash burn guidance to $25 to $26 million. The annual cash burn guidance excludes the $1.5 million exit fee for the refinance of its senior secured credit facility.

Conference Call and Webcast Details
Veracyte will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss the company's financial results and provide a general business update. The call may be accessed as follows:

Veracyte Third Quarter 2017 Conference Call 4:30 p.m. ET Today
Website:	http://investor.veracyte.com
Dial-in number (U.S.):	(855) 541-0980
International number:	(970) 315-0440
Conference ID:	96863644

The webcast replay will be available on the company's website approximately two hours following completion of the call.

About Veracyte
Veracyte is a leading genomic diagnostics company that is fundamentally improving patient care by resolving diagnostic uncertainty with evidence that is trustworthy and actionable. The company’s products uniquely combine genomic technology, clinical science and machine learning to provide answers that give physicians and patients a clear path forward without risky, costly surgery that is often unnecessary. Since its founding in 2008, Veracyte has commercialized three genomic classifiers, which are transforming the diagnosis of thyroid cancer, lung cancer and idiopathic pulmonary fibrosis and collectively target a $2 billion market opportunity. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our belief that we have a strong foundation in place to drive revenue growth, our beliefs regarding momentum in our business and potential drivers of future growth, the potential financial impacts of our debt refinancing with Silicon Valley Bank and the amendment of our commercial agreement with Thyroid Cytopathology Partners, our expectations regarding full-year 2017 revenue and cash burn, our expectations regarding reimbursement coverage and policies, and the benefits and attributes of our tests, including our next-generation Afirma GSC. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our history of losses since inception; our ability to enhance the performance of our Afirma classifier; our ability to successfully transition to our next-generation Afirma GSC; the performance and acceptance of our Percepta and Envisia classifiers; our ability to increase usage of and reimbursement for the Afirma classifier and to obtain adequate reimbursement for our Percepta and Envisia classifiers, as well as any future products we may develop or sell; the effects of the recent hurricanes on the number of tests ordered; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our classifiers; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our ability to develop and commercialize new products and the timing and speed of commercialization; the amount by which use of our products is able to reduce invasive procedures and reduce healthcare costs; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; the continued application of clinical guidelines to our products and their inclusion in such clinical practice guidelines; our ability to compete; our ability to obtain capital when needed; and other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.
Veracyte, Afirma, Percepta, Envisia, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc.

VERACYTE, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands of dollars, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$17,519	$18,603	$52,357	$46,828
Operating expenses:
Cost of revenue	7,169	6,367	20,426	18,947
Research and development	3,046	4,006	10,679	11,734
Selling and marketing	7,885	7,087	23,215	22,416
General and administrative	5,520	5,763	17,731	18,062
Intangible asset amortization	267	266	800	800
Total operating expenses	23,887	23,489	72,851	71,959
Loss from operations	(6,368)	(4,886)	(20,494)	(25,131)
Interest expense	(815)	(799)	(2,423)	(1,951)
Other income, net	134	48	353	127
Net loss and comprehensive loss	$(7,049)	$(5,637)	$(22,564)	$(26,955)
Net loss per common share, basic and diluted	$(0.21)	$(0.20)	$(0.67)	$(0.97)
Shares used to compute net loss per common share, basic and diluted	33,946,748	27,916,819	33,881,705	27,865,100

VERACYTE, INC.
CONDENSED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)	(See Note 1)
Assets
Current assets:
Cash and cash equivalents	$41,195	$59,219
Accounts receivable	11,635	8,756
Supplies inventory	3,760	3,475
Prepaid expenses and other current assets	1,617	2,057
Restricted cash	—	120
Total current assets	58,207	73,627
Property and equipment, net	10,281	11,480
Finite-lived intangible assets, net	13,333	14,133
Goodwill	1,057	1,057
Restricted cash	603	603
Other assets	178	134
Total assets	$83,659	$101,034
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,161	$2,424
Accrued liabilities	8,058	9,110
Total current liabilities	11,219	11,534
Long-term debt	24,997	24,918
Capital lease liability, net of current portion	382	599
Deferred rent, net of current portion	4,245	4,402
Total liabilities	40,843	41,453
Total stockholders’ equity	42,816	59,581
Total liabilities and stockholders’ equity	$83,659	$101,034

(1) The condensed balance sheet at December 31, 2016 has been derived from the audited financial statements at that date included in the Company's Form 10-K filed with the Securities and Exchange Commission dated March 1, 2017.

VERACYTE, INC.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands of dollars)
	Nine Months Ended September 30,
	2017	2016
Operating activities
Net loss	$(22,564)	$(26,955)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,839	2,602
Bad debt expense	—	68
Loss on disposal of property and equipment	—	12
Genzyme co-promotion fee amortization	—	(948)
Stock-based compensation	4,825	4,745
Conversion of accrued interest on long-term debt	—	385
Amortization and write-off of debt discount and issuance costs	79	146
Interest on debt balloon payment and prepayment penalty	—	206
Changes in operating assets and liabilities:
Accounts receivable	(2,879)	(2,877)
Supplies inventory	(285)	351
Prepaid expenses and current other assets	240	37
Other assets	(44)	(44)
Accounts payable	891	(387)
Accrued liabilities and deferred rent	(1,201)	(1,091)
Net cash used in operating activities	(18,099)	(23,750)
Investing activities
Purchases of property and equipment	(1,455)	(3,760)
Proceeds from sale of property and equipment	440	—
Change in restricted cash	120	(2)
Net cash used in investing activities	(895)	(3,762)
Financing activities
Proceeds from the issuance of long-term debt, net of debt issuance costs	—	24,452
Payment of long-term debt	—	(5,000)
Payment of end-of-term debt obligation and prepayment penalty	—	(288)
Proceeds from the issuance of common stock in a public offering, net of costs	200	—
Payment of capital lease liability	(204)	—
Proceeds from the exercise of common stock options and employee stock purchases	974	963
Net cash provided by financing activities	970	20,127
Net decrease in cash and cash equivalents	(18,024)	(7,385)
Cash and cash equivalents at beginning of period	59,219	39,084
Cash and cash equivalents at end of period	$41,195	$31,699
Supplementary cash flow information of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$188	$—

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Media:
Tracy Morris
650-380-4413
tracy.morris@Veracyte.com

Investors:
Jackie Cossmon
650-243-6371
jackie@veracyte.com